Exhibit 4.4

FUTURE ADVANCE PROMISSORY NOTE

FOR AMOUNTS ADVANCED
AS SHOWN ON SCHEDULE A	New York, New York
ATTACHED HERETO	____________, 20__

For value received, the undersigned, VENTRUS BIOSCIENCES, INC., a Delaware corporation (the “Borrower”), having an address of 787 Seventh Avenue, New York, NY 10019, hereby promises to pay to the order of __________________________, or its permitted assigns (the “Holder”), having an address of 787 Seventh Avenue, New York, NY 10019, at such place as the Holder may from time to time designate in writing, in lawful currency of the United States of America, an amount equal to the sum of all loans made by the Holder to the Borrower pursuant to Section 2 hereof in immediately available funds, together with interest at the rate provided below, subject to the terms and conditions hereof.

1.           Interest. Interest shall accrue on the unpaid principal balance of this Note at a fixed rate equal to eight percent (8%) per annum, and shall be payable on the Maturity Date, or, if earlier, simultaneously with any prepayment pursuant to Section 5 below; provided, however, that upon an Event of Default (as defined below), the interest rate on this Note shall be increased to twelve percent (12%) per annum. Simple interest from the date of each advance as referenced on Schedule A attached hereto shall be computed on the basis of a 360-day year of twelve 30-day months.

2.           Loans. From and after the date hereof, but prior to the Maturity Date, or such later date as the Holder and the Borrower may agree in writing, Borrower may request the Holder to provide loans under this Note. For purposes of this Note, any amounts which the Holder pays to third parties on behalf of the Borrower for obligations arising out of the operations of the business of the Borrower shall be considered a “loan.” Promptly after such request, if no Event of Default shall have occurred and be continuing, the Holder or one or more if its affiliates may provide such loan to the Borrower in the amount requested. The Borrower hereby authorizes the Holder to record on the attached Schedule A the principal amount of each loan made by the Holder or one or more of its affiliates to the Borrower; provided, however, that any failure by the Holder to record any such loan shall not affect the Borrower’s obligation to repay such loan, together with interest thereon, in accordance with this Note.

3.           Maturity Date. The unpaid principal balance of this Note, and all interest accrued thereon, shall become immediately due and payable on the earliest to occur of the following: (i) the ___ anniversary of the date hereof; (ii) the date of the initial public offering of the Borrower’s securities pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended; (iii) the first date on which the Borrower’s securities (or any securities received in exchange for such securities) trades on a national securities exchange, the Nasdaq SmallCap Market or the Nasdaq National Market System or in the over-the-counter market; (iv) consummation of an equity financing (whether in one transaction or a series of related transactions) in which the gross proceeds to the Borrower equal or exceed five million dollars ($5,000,000); (v) a Sale of the Borrower; or (vi) an Event of Default (as defined below). For purposes hereof, a “Sale of the Borrower” shall mean (x) the sale of all or substantially all of the Borrower’s assets; (y) the sale or transfer of the outstanding shares of capital stock of the Borrower; or (z) the merger or consolidation of the Borrower with another person or entity, in each case in clauses (y) and (z) above under circumstances in which the holders of the voting power of outstanding capital stock of the Borrower, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Borrower or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Borrower (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Borrower shall be deemed a Sale of the Borrower.

4.           Voluntary Prepayment. All unpaid principal and interest on this Note may be prepaid in whole or in part at any time without premium or penalty. Unless otherwise agreed or required by applicable law, any voluntary prepayment by the Borrower will be applied first to any unpaid collection costs and late charges, then to accrued and unpaid interest, and then to principal.

5.           Events of Default. An “Event of Default” shall occur:

(a)           if the Borrower shall default in the payment on the Note, when and as the same shall become due and payable; or

(b)          if the Borrower shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Borrower contained in this Note, and any such default shall continue for a period of five (5) days after the Company receives notice thereof; or

(c)           if the Borrower shall default in the payment of the principal of, or any interest on, any other debt or liability of the Borrower, when and as the same shall become due and payable, if such default(s), in the aggregate, total at least $25,000; or

(d)          if the Borrower commences any proceeding for dissolution, liquidation, winding up or cessation of its business; or

(e)           if (i) the Borrower either (A) becomes insolvent, (B) is adjudicated insolvent or bankrupt, (C) admits in writing its inability to pay its debts, (D) comes under the authority of a custodian, receiver or trustee for it or for substantially all of its assets, or (E) makes an assignment for the benefit of creditors; or (ii) any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtor is commenced by or against the Borrower, and in the event any such proceeding is commenced against it, such proceeding is not dismissed within sixty (60) days of commencement.

As soon as practicable, but in any event within five (5) days after the Borrower becomes aware of the existence of any Event of Default, or any event or condition which after notice or lapse of time or both, reasonably could be expected to become an Event of Default, the Borrower shall notify the Holder as to the existence of such Event of Default or the nature of such event or condition.

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6.           Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Borrower agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder in collection.

7.           Notices. All notices and other communications provided for hereunder shall be in writing and personally delivered, delivered by nationally-recognized overnight courier, mailed, or sent by facsimile, to the applicable party’s address as set forth above (or such other address as may be provided by Holder or Borrower in a notice to the other pursuant to this Section). Any notice, demand or request so delivered shall constitute valid notice under this Note and shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery, if delivered on a business day (otherwise on the next business day), (ii) on the next business day after the date when sent in the case of delivery by nationally-recognized overnight courier, (iii) on the fifth business day after the date of deposit in the U.S. mail in the case of mailing or (iv) upon receipt in the case of a facsimile transmission if received on a business day (otherwise on the next business day). Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different Person to which all such notices, demands or requests thereafter are to be addressed.

8.           No Impairment. The Borrower will not avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against impairment.

9.           Usury. Notwithstanding anything herein to the contrary, this Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum contract rate which is permitted by law. If, by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of the maximum contract rate which is permitted by law, the rate of interest under this Note shall be immediately reduced to the maximum contract rate which is permitted by law and all interest payable hereunder shall be computed at the maximum contract rate permitted by law, and the portion of all prior interest payments in excess of the maximum contract rate permitted by law shall be applied to and shall be deemed to have been payments made for the reduction of the outstanding principal balance of this Note.

10.         Waiver of Notice of Presentment. All parties to this Note, whether principal, surety, guarantor or endorser, hereby (i) waive presentment, demand for performance and notice of protest, notice of dishonor and notice of acceleration of maturity, (ii) waive any rights which they may have to require Holder to proceed against any other person or property, (iii) agree that without notice to any party and without affecting any party’s liability, Holder, at any time or times, may grant extensions of the time for payment or other modification of this Note, and may add or release any party primarily or secondarily liable, and (iv) agree that Holder may apply all monies made available to it in connection with the payment of this Note either to this Note or to any other obligation of any of the parties to Holder, as Holder may elect from time to time.

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11.         No Waiver; Assignment. The failure of Holder to exercise any right or remedy provided hereunder or available at law shall not be a waiver or release of such rights or remedies or the right to exercise any right or remedy at another time. Borrower may not negotiate, transfer or assign this Note without the prior written consent of the Holder. This Note is binding upon, and will inure to the benefit of, each holder, the maker, any sureties, endorsers or guarantors, and their successors and permitted assigns.

12.         Governing Law; Consent to Jurisdiction. This Note shall be construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, County of New York, in any action or proceeding arising out of or relating to this Note, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Note in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7 above. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

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Exhibit 4.4

IN WITNESS WHEREOF, this Future Advance Promissory Note has been executed by the Borrower as of the day and year first above written.

VENTRUS BIOSCIENCES, INC.

By:
Name: Thomas Rowland
Title: President & CEO

Exhibit 4.4

SCHEDULE A

SCHEDULE OF ADVANCES

Date of Advance	Advance Amount
$
$
$
$
$
$
$
$
$
$
$

AMENDMENT AGREEMENT
(Related Party Notes)

December 21, 2009

This Amendment Agreement (this “Agreement”) is entered into by and between Ventrus Biosciences, Inc., a Delaware corporation (the “Company”) and each of Capretti Grandi, LLC and Paramount Biosciences, LLC (together with successors and assigns of each, a “Holder,” and collectively, the “Holders”) and amends the Future Advance Promissory Notes issued to them on April 24, 2009 and July 23, 2008 respectively (collectively, the “Related Party Notes”) in the aggregate principal amount of $2,573,201.

RECITALS

Whereas, each of the Holders and the Company are party to the Related Party Notes; and

Whereas, each of the undersigned Holders agrees to amend the Related Party Notes on the terms set forth herein.

AMENDMENT

NOW, THEREFORE, the parties agree as follows:

1.        Amendments.   Section 3 of each of the Related Party Notes is hereby deleted and replaced in its entirety by the following:

3(a)           All references to the “Company” shall mean the “Borrower”.  All unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into the Company’s equity securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings), including without limitation a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (such offering, a “Qualified IPO”) involving the sale of Securities in which the Company receives in arm’s length non-related party transaction(s) at least $8,853,976 (the “Threshold”) in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses, and excluding any such proceeds resulting from any conversion of the convertible promissory notes existing as of the date hereof (the “Bridge Notes”)) (a “Qualified Financing”), at a conversion price equal to 70% of the lowest per unit price paid for such Securities in cash by investors in such Qualified Financing, and, with the exception of a Qualified IPO, upon such other terms, conditions and agreements as may be applicable in such Qualified Financing.  Notwithstanding the foregoing, the Threshold shall be automatically reduced, on a dollar-for-dollar basis, by the amount of aggregate gross cash proceeds to the Company from the arm’s length non-related party sale of equity or debt securities of the Company, or the incurrence of new loans at arm’s length from non-related party or parties, in each case after December 21, 2009, but shall not in any event be reduced to less than $5,000,000.

3(b)           In the event that the Company consummates a merger, share exchange, or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company that (A) is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the equivalent reporting requirements of the Ontario Securities Commission, or that is listed on the London Stock Exchange main market, the Euronext markets, or AIM (or their successor exchanges or markets), and (B) does not engage in any active operations, and (ii) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then immediately prior to such Reverse Merger, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into Common Stock at a conversion price per share equal to 70% of the quotient obtained by dividing (i) the Reverse Merger Consideration less the amount of unpaid principal and accrued but unpaid interest on all Bridge Notes, on all other notes convertible into equity securities of the Company issued after December 21, 2009 (the “New Bridge Notes”), and the Related Party Notes immediately prior to the Reverse Merger by (ii) the number of shares of Common Stock of the Company then outstanding, on a fully diluted basis (the “Outstanding Shares”). For this purpose, Outstanding Shares shall (i) exclude any shares of Common Stock issuable upon conversion of the Notes, the New Bridge Notes or the Related Party Notes or upon exercise of the warrants issued to the Placement Agent in connection with the sale of the Notes or the New Bridge Notes but (ii) include all shares of Common Stock issuable upon the exercise of (A) options and other warrants outstanding (to the extent that such options or warrants are exercised or assumed in connection with the Reverse Merger) and (B) options that the Company is required by agreement to issue to one or more employees, consultants, or licensors of the Company in connection with such Reverse Merger to maintain a specified percentage interest in the Company (but which have not yet been issued)).

3(c)           The price per share at which the Notes will convert into Common Stock of the Company upon a Sale of the Company will be equal to the lesser of (i) 70% of the quotient obtained by dividing (x) the value of the Sale Proceeds received in such transaction less the unpaid principal and accrued but unpaid interest on the Notes, the New Bridge Notes and the Related Party Notes immediately prior to the Sale of the Company by (y) the number of Outstanding Shares, and (ii) the quotient obtained by dividing (x) $50,000,000 less the unpaid principal and accrued but unpaid interest on the Notes, the New Bridge Notes and the Related Party Notes by (y) the number of Outstanding Shares. For purposes of this Section 2.1(c), Outstanding Shares shall be determined as set forth in Section 2.1(b) of this Note, except that it shall not include any shares of Common Stock issuable upon the exercise of any options and warrants outstanding immediately prior to such Sale of the Company if such options or warrants have an exercise price in excess of the Note conversion price determined under this Section 3(c)).

2.        Consent.  The undersigned hereby consents to the amendments to the Related Party Notes as set forth in Section 1 hereof.

3.        Representations and Warranties of the Holders.  Each of the Holders party hereto hereby represents and warrants to the Company that:

(a)           the Holder is the lawful holder of their Related Party Note free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)           the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)           the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)           this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

4.        Miscellaneous

(a)           This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

(b)           This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(c)           Except as expressly amended hereby, the terms of the Related Party Notes shall remain in full force and effect.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(d)           Existing references to any of the Related Party Notes are henceforth deemed references to the Amended Related Party Notes.

(e)           If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(f)           The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement.

(g)           All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Ventrus Biosciences, Inc.

By:	/s/ Thom Rowland
Thom Rowland, Acting President

Capretti Grandi, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.

Name:	Lindsay A. Rosenwald, M.D.

Title:	Managing Member

Paramount Biosciences, LLC

By:	/s/ Lindsay A. Rosenwald, M.D.

Name:	Lindsay A. Rosenwald, M.D.

Title:	Sole member

Amendment Agreement Signature Page